                                                                      Exhibit 28

                        [LETTERHEAD OF The Provo Group]

                               November 15, 1995



           RE: DIVALL INSURED INCOME PROPERTIES 2 L.P. (THE "PARTNERSHIP") THIRD QUARTER 1995 DISTRIBUTION CORRESPONDENCE

Dear Limited Partner:

     Enclosed please find the following:

     1. Your Third Quarter 1995 distribution check amounting to approximately $14.05 per unit representing both cash flow from operations as well as "net" cash activity from financing and investing activities, as presented on the Statements of Income and Cash Flow Changes;

     2. Statements of Income and Cash Flow Changes for the three month period ended September 30, 1995 and the projection for the remaining Fourth Quarter of 1995 Distribution Period;

     3.   Property Summary with current updates as of September 30, 1995; and

     4.   Biographical Summaries for new Advisory Board Members.


THIRD QUARTER 1995 DISTRIBUTION

     The Partnership is distributing $650,000 which represents $100,000 less than projected for the period ended September 30, 1995. This decrease is primarily a result of former G.P. affiliate litigation costs and multiple tenant delinquencies.

     The $650,000 total distribution paid for the third quarter represents an annualized return of approximately 6.2% on the Partnership's "NET" REMAINING INITIAL INVESTMENT of $42,000,000 as shown on page 7.


STATEMENTS OF INCOME AND CASH FLOW CHANGES

     The enclosed Statements of Income and Cash Flow Changes present results of operations and related changes in cash flow for the third quarter ended September 30, 1995. The Partnership had net income of $536,000 which was $67,000 less than projected for the three month period ended September 30, 1995, based on revenues of $958,000 and expenses of $422,000.

LETTER TO LIMITED PARTNERS IN DIVALL INSURED INCOME PROPERTIES 2 L.P. November 15, 1995
Page 2


     The most significant cash flow variances from our projections are as follows:

     1. Partnership "Investigation and Restoration Expenses" were $80,000 higher than budgeted for the three-month period ended September 30, 1995. This increase was due to the accrual of unbilled out-of-pocket expenses and payment of expert witness fees related to the Partnerships' lawsuit against Ernst & Young and Quarles & Brady.

          The majority of these costs are expected to be paid upon final settlement of the lawsuit, however, fees for expert witnesses are paid as they are incurred. (It should be noted that these expert witness fees will continue throughout our final phase of trial preparation as well as the trial, which has recently been rescheduled to begin March 1996.)

     2. The Partnership's current assets increased by $68,000 more than projected which primarily represented the rents receivable due at September 30, 1995. It is important to note that the rents receivable balance due at quarter-end is reflective of late rental payments, which in most cases were received shortly after the quarter closed.

          The tenants of concern for the Partnership - referred to as delinquent
          - are those tenants who are at least 30 days late with their rental payments.

          The delinquent tenants this quarter include Applesouth, Inc. (multiple Applebee's restaurants); Wayne Wessels, Foods & Fun Ltd. (Country Kitchen); Terratron, Inc. (multiple Hardee's restaurants); Stillman Management Company (Popeye's); and Columbia Ventures, Inc. (Village
          Inn).

          Please refer to the "Property Summary" section for further discussion on these tenants and their delinquencies.

     3. There was a $13,000 operating expense incurred during this past quarter which related to the prior defaulted tenant of the Hallandale, Florida property. The Partnership was responsible for payment of repairs on this property that were necessary to meet city code standards.

     4. Administrative costs (inclusive of registration fees, travel expenses and office supplies) were $9,300 less than projected for the third quarter.

     Although operating revenues were slightly higher than budgeted during the third quarter, the "investigation and restoration" costs combined with the multiple tenants' delinquent rent issues prevented the Partnership from meeting its budgeted distribution for the quarter.

LETTER TO LIMITED PARTNERS IN DIVALL INSURED INCOME PROPERTIES 2 L.P. November 15, 1995
Page 3


PROPERTY SUMMARY

VACANCIES

     At September 30, 1995, the Partnership had one (1) vacancy; the Country Kitchen restaurant in Cedar Rapids, Iowa. Please refer to "Rents Receivable" section below for further information regarding this property.

RENTS RECEIVABLE

     The Partnership had a delinquent rents receivable balance of approximately $253,000 as of September 30, 1995 compared to $65,000 as of September 30, 1994. This quarter's delinquent tenants are as follows:

Applebee's, Memphis, Tennessee and Port St. Lucie, Florida
----------------------------------------------------------

     Applesouth, Inc., tenant of these two (2) Applebee's restaurants was current on percentage rent, but remained one-month delinquent on scheduled rent payments at September 30, 1995. The total amount owed to the Partnership at quarter-end was $26,800. We are working with the tenant to cure this delinquency.

     It should also be noted that Applesouth, Inc. has exercised their option to purchase both of these properties. Currently we are awaiting final contracts and expect these sales transactions to close by November 30, 1995. These properties are being sold for approximately 120% of the original acquisition costs.

Country Kitchen, Cedar Rapids, Iowa
-----------------------------------
     The Partnership defaulted Wayne Wessels, Foods & Fund, Ltd. (tenant of Country Kitchen) during the second quarter and gained possession of this property on August 31, 1995. Prior to vacating the property, this tenant had a rent receivable balance of $36,800 and has agreed to payment of this amount by month-end.

     In the interim, we have executed a sales contract for this property and expect to close by mid-November 1995.

Hardee's, Wisconsin and West Jordan, Utah
-----------------------------------------

     Terratron, Inc., tenant of these multiple Hardee's restaurants continues to be delinquent with their rental payments. According to a mutual rent deferral agreement, a total catch-up

LETTER TO LIMITED PARTNERS IN DIVALL INSURED INCOME PROPERTIES 2 L.P. November 15, 1995
Page 4


payment was to be received by September 1995 -- which did not occur. At September 30, 1995, this tenant had a rent receivable balance due in the amount of $125,000.

     We continue to monitor Terratron, Inc. very closely as it appears this tenant's cash flow problems may be a result of Hardee's "concept" issues and related sales difficulties. Currently we are awaiting a new rent deferral proposal for 1996.

Popeye's, Park Forest, Illinois
-------------------------------

     Stillman Management Company, tenant of this restaurant, filed Chapter 11 Bankruptcy in March of 1994. Although they remain current on all scheduled rent payments subsequent to the Bankruptcy, the tenant still owes the Partnership $29,300 in percentage rent. We continue to work with Stillman Management Company in an effort to resolve this delinquency.

Village Inn, Grand Forks, North Dakota
--------------------------------------

     During the quarter, the Partnership defaulted Columbia Ventures, Ltd., tenant of Village Inn. At September 30, 1995, this tenant had a rent receivable balance of $35,000.

     Currently, the Partnership has assigned the leasehold interests to another Village Inn Franchise. We have also received a termination fee from the previous tenant for $55,000 to be applied toward the rent receivable balance; a portion of Village Inn's 1995 real estate taxes; and equipment lease obligations.


ADVISORY BOARD
--------------

     The ninth Advisory Board meeting was held on October 31 and November 1,
1995.   The new Board members who replaced Mr. Edward Dytko (DiVall 3), Mr.
Joseph Jianos (B/D) and Mr. Richard Leighton (DiVall 1) (whose terms expired September 30, 1995) were given a comprehensive orientation of the Partnerships' affairs. The new Board members are as follows:

     . DR. ALBERT ESCHEN was nominated by the Limited Partners and selected to represent DiVall Income Properties 3 Limited Partnership (DiVall 3) and will serve a two (2) year term.

     . MR. TODD WITTHOEFT was nominated and selected by the selling broker firms of the DiVall Insured Income Fund, DiVall Insured Income Properties 2, and DiVall Income Properties 3 Limited Partnerships. Mr. Witthoeft accepted the position on the Board as a representative of the brokerage community (B/D) and will serve a two (2) year term.

LETTER TO LIMITED PARTNERS IN DIVALL INSURED INCOME PROPERTIES 2 L.P. November 15, 1995
Page 5


     . MR. GERHARD ZOLLER was nominated by the Limited Partners and selected to represent DiVall Insured Income Fund Limited Partnership (DiVall 1) and will serve a two (2) year term.

     The members carrying over from the prior Board include Mr. Michael Bloom, representing DiVall Insured Income Properties 2 Limited Partnership (DiVall 2), and Mr. Robert Bourne, representing the real estate limited partnership industry. Both will serve an additional one (1) year term.

     For further information regarding the new Advisory Board members, please refer to the enclosed biographical summaries.

     Representatives from Arthur Andersen LLP and Popham, Haik, Schnobrich & Kaufman, Ltd. were also in attendance at this meeting. Primary topics of discussion included Analysis of Future Strategies for Partnership Operations or Disposition; Former G.P. Affiliate Litigation; Third Quarter 1995 10-Q Review; Overview of Funds; Results of Fund Operations for the Third Quarter of 1995; Property Disposition Updates; Restoration Updates; and 1995 Independent Audit and Partnership Tax Preparation.


RESTORATION

     Since early 1993, when we began our restoration efforts for the Partnerships, there has been much activity and information that we have been unable to report to you due to discovery issues surrounding the former G.P. affiliate litigation.

     With almost 2 1/2 years into the process, we felt it appropriate at this time to recap some of the events that have played a significant role or are important to note. Below you will find a chronology of such events:

     .  February 1993   TPG, Inc. elected as Permanent Manager of the
        -------------   Partnerships.

     .  March 1993      TPG, Inc. established office in Madison, Wisconsin,
        ----------      exclusively for the management of the Partnerships and
                        records.

     .  March 1993      Partnerships filed formal complaint against Ernst &
        ----------      Young.

     .  May 1993        TPG, Inc. elected as General Partner of the
        --------        Partnerships.

     .  June 1993       Public Partnerships' Advisory Board created for
        ---------       oversight and governance.

     .  July 1993       Nineteen (19) Private Partnerships filed for Chapter 11
        ---------       Bankruptcy -- forcing plans of reorganization.

     .  December 1993   Recoveries received by the Partnerships during 1993 -
        -------------   $4,400.

LETTER TO LIMITED PARTNERS IN DIVALL INSURED INCOME PROPERTIES 2 L.P. November 15, 1995
Page 6


     .  February 1994   Partnerships filed formal complaint against Quarles &
        -------------   Brady.

     .  March 1994      An affiliated partnership filed a complaint in U.S.
        ----------      District Court for the Western District of Missouri
                        against Boatmen's First National Bank of Kansas City.

     .  July 1994       Popham, Haik, Schnobrich & Kaufman, Ltd. replaced Foley
        ---------       & Lardner as the Partnerships' legal counsel for the
                        Ernst & Young and Quarles & Brady lawsuit.

     .  December 1994   Recoveries received by the Partnerships during 1994 -
        -------------   $494,000.

     .  August 1995     Over the objection of the Partnerships, the Judge
        -----------     granted Ernst & Young and Quarles & Brady their request
                        for a continuance -- moving trial date from January 1996 to March 1996.

     . September 1995 Recoveries received by the Partnerships in 1995 through -------------- September 1995 - $144,900.

     .  March 1996      Scheduled trial date for Ernst & Young and Quarles &
        ----------      Brady lawsuit.


     Although these highlighted events are important, they are not an all-inclusive list of the significant events that have occurred in this process of recovery. As previously stated, other events specific to the upcoming trial are currently not available for disclosure.

     To the best of our knowledge there have been no formal indictments brought against the former general partners at this time. It is our understanding that investigations being conducted by the Wisconsin Attorney General's Office, Securities and Exchange Commission and the United States Post Office are continuing.

     As the Partnerships approach the final phase of preparing for the upcoming trial against Ernst & Young and Quarles & Brady, we continue to be aggressive in our efforts at representing your best interests throughout this entire recovery process.


RETURN OF CAPITAL

     The following table has been updated to illustrate the breakdown of distributions since the Partnership's first quarterly distribution, for the period ended December 31, 1988 through September 30, 1995.

LETTER TO LIMITED PARTNERS IN DIVALL INSURED INCOME PROPERTIES 2 L.P. November 15, 1995
Page 7


                                                  DISTRIBUTION     CAPITAL
                                                    ANALYSIS       BALANCE
                                                  ------------   -----------

     Original Capital Balance                           -        $46,280,300
     Cash Flow From Operations Since Inception    $ 18,824,135        -
     Total Distributions Since Inception           (23,130,268)       -
                                                  ------------

     (Return) of Capital                          $ (4,306,133)   (4,306,133)
                                                  ============   -----------

     "NET" REMAINING INITIAL INVESTMENT
          BY ORIGINAL PARTNERS                          -        $41,974,167
                                                                 ===========


QUESTIONS & ANSWERS

     1.   WHEN CAN I EXPECT TO RECEIVE MY SCHEDULE K-1 FOR 1995?

          . Our current schedule for mailing all 1995 Schedule K-1's for your Partnership and its affiliated partnerships is by no later than February 28, 1996.

     2.   WHAT ARE THE 1996 PROJECTIONS FOR DISTRIBUTIONS?

          . Final 1996 budgets for the Partnership, including distribution projections, will be completed by year-end. These projections will be included in your next correspondence for the fourth quarter -- mailing date of February 15, 1996.

     3. WHEN WILL 1995 PER UNIT VALUES BE AVAILABLE FOR MY INVESTMENT IN THE PARTNERSHIP?

          . The Partnership's 1995 "year-end" valuation information is tentatively scheduled to be available by March 1996. We will include this information in our 1995 Annual Reports which we plan to mail by April 1996.

               TO BETTER UNDERSTAND THE CONCEPT OF THE TERM VALUE, WE ENCOURAGE YOU TO ONCE AGAIN READ THE ENCLOSED COPY OF THE APRIL 28, 1995 CORRESPONDENCE WHICH ACCOMPANIED YOUR 1994 ANNUAL REPORT.

LETTER TO LIMITED PARTNERS IN DIVALL INSURED INCOME PROPERTIES 2 L.P. November 15, 1995
Page 8


     4. IF MY INVESTMENT IS CURRENTLY REGISTERED WITH A CUSTODIAN AND I WISH TO CHANGE MY CUSTODIAN, WHAT DO I NEED TO DO?

          . In order to change account registrations held by a custodian, we require transfer documents provided and completed by the custodians along with a $25 transfer fee made payable to DiVall Insured Income Properties 2 Limited Partnership.

               Although we do not specifically provide recommendations of custodians for accounts, it is our understanding that many major brokerage firms will also act as custodians in addition to many financial institutions or banks.

     Your next scheduled distribution correspondence for the Fourth Quarter of 1995 will be mailed on February 15, 1996. If you have any questions or need additional information, please call Investor Relations at 1-800-547-7686 or 1-608-829-2992.

                              Sincerely,
                              THE PROVO GROUP, INC.


                              By: /s/ Brenda Bloesch
                                  ____________________________________
                                  Brenda Bloesch
                                  Director of Investor Relations


                              By: /s/ Kristin Atkinson
                                  ____________________________________
                                  Kristin Atkinson
                                  Vice President - Finance and Administration

Enclosures

 -----------------------------------------------------------------------------------------------------------------------------------
                                              DIVALL INSURED INCOME PROPERTIES 2 L.P.
                                            STATEMENTS OF INCOME AND CASH FLOW CHANGES
                                        FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                            PROJECTED       ACTUAL        VARIANCE      PROJECTED
                                                                           ---------------------------------------------------------
                                                                               3RD            3RD                          4TH
                                                                             QUARTER        QUARTER        BETTER        QUARTER
                                                                             09/30/95       09/30/95       (WORSE)       12/31/95
                                                                           ----------    -----------      ---------    ----------
  OPERATING REVENUES
    Rental income                                                          $  911,850    $   916,747      $   4,897    $  911,850
    Direct financing interest                                                  29,000         29,155            155        25,850
    Interest income                                                             9,000          8,534           (466)        9,000
    Gain on sale of assets                                                          0              0              0             0
    Other income                                                                    0          3,533          3,533             0
                                                                           ----------    -----------      ---------    ----------
  TOTAL OPERATING REVENUES                                                 $  949,850    $   957,969      $   8,119    $  946,700
                                                                           ----------    -----------      ---------    ----------
  OPERATING EXPENSES
    Insurance                                                              $   14,510    $    12,581      $   1,929    $   14,510
    Management fees                                                            41,925         41,715            210        41,925
    Restoration fees                                                                0            210           (210)            0
    Disposition fees                                                                0              0              0             0
    Selling commissions -- 1.5% restoration                                         0              0              0             0
    Overhead allowance                                                          3,495          3,495              0         3,495
    Advisory Board                                                              3,200          4,926         (1,726)        3,200
    Administrative                                                             23,100         13,844          9,256        22,500
    Professional services                                                         600            555             45           600
    Auditing                                                                   12,000         12,000              0        12,000
    Legal                                                                      15,000         16,251         (1,251)       15,000
    Leasing commissions                                                             0         (8,077)         8,077             0
    Selling commissions -- unaffiliate                                              0              0              0             0
    Real Estate Taxes                                                               0              0              0        18,000
    Defaulted tenants                                                           3,000         16,130        (13,130)        3,000
                                                                           ----------    -----------      ---------    ----------
  TOTAL OPERATING EXPENSES                                                 $  116,830    $   113,630      $   3,200    $  134,230
                                                                           ----------    -----------      ---------    ----------
  GROUND RENT                                                              $   30,900    $    30,936      $     (36)   $   30,900
                                                                           ----------    -----------      ---------    ----------
  INTEREST EXPENSE                                                         $    9,000    $     9,794      $    (794)   $    7,600
                                                                           ----------    -----------      ---------    ----------
  INVESTIGATION AND RESTORATION EXPENSES                                   $   50,000    $   129,795      $ (79,795)   $   50,000
                                                                           ----------    -----------      ---------    ----------
  NON-OPERATING EXPENSES
    Depreciation                                                           $  140,070    $   137,315      $   2,755    $  138,000
    Amortization                                                                  210            201              9           210
    Loss on equipment lease                                                         0              0              0             0
                                                                           ----------    -----------      ---------    ----------
  TOTAL NON-OPERATING EXPENSES                                             $  140,280    $   137,516      $   2,764    $  138,210
                                                                           ----------    -----------      ---------    ----------
  TOTAL EXPENSES                                                           $  347,010    $   421,671      $ (74,661)   $  360,940
                                                                           ----------    -----------      ---------    ----------
  NET INCOME                                                               $  602,840    $   536,298      $ (66,542)   $  585,760

                                                                                                          VARIANCE
  OPERATING CASH RECONCILIATION:                                                                          ---------
    Depreciation and amortization                                             140,280        137,516         (2,764)      138,210
    Loss on equipment lease                                                         0              0              0             0
    Gain on sale of assets                                                          0              0              0             0
    (Increase) Decrease in current assets                                     (39,585)      (107,860)       (68,275)      (32,095)
    Increase (Decrease) in current liabilities                                (11,851)        28,797         40,648        11,975
    Repayment of advance from operating reserves for
      unplanned timing differences                                                  0              0              0             0
    (Increase) Decrease in cash reserved for payables                          10,000              0        (10,000)       (5,000)
                                                                           ----------    -----------      ---------    ----------
  Net Cash Provided From Operating Activities                              $  701,684    $   594,751      $(106,933)   $  698,850
                                                                           ----------    -----------      ---------    ----------
  CASH FLOWS FROM (USED IN) INVESTING
    AND FINANCING ACTIVITIES
    Payments received from affiliated partnerships                                  0          2,334          2,334             0
    Recoveries from former G.P. affiliates                                          0          5,251          5,251             0
    Proceeds from sale of property                                                  0              0              0             0
    Principal received on equipment leases                                    105,284        111,257          5,973       108,424
    Principal payments on mortgage notes                                      (62,074)       (62,074)             0       (63,601)
                                                                           ----------    -----------      ---------    ----------
  Net Cash Provided from Investing And Financing
    Activities                                                             $   43,210    $    56,768      $  13,558    $   44,823
                                                                           ----------    -----------      ---------    ----------
  Total Cash Flow For Quarter                                              $  744,894    $   651,519      $ (93,375)   $  743,673

  Cash Balance Beginning of Period                                          1,565,830      1,687,272        121,442     1,550,724
  Less 2nd quarter distributions paid 8/95                                   (750,000)    (1,100,000)      (350,000)     (750,000)
  Change in cash reserved for payables or distributions                       (10,000)             0         10,000         5,000
                                                                            ----------    -----------      ---------    ----------
  Cash Balance End of Period                                               $1,550,724    $ 1,238,791      $(311,933)   $1,549,397

  Cash reserved for 3rd quarter L.P. distributions                           (750,000)      (650,000)       100,000      (750,000)
  Cash reserved for CD security deposit                                      (260,000)      (260,000)             0      (260,000)
  Cash reserved for payment of payables                                      (370,000)      (150,000)       220,000      (365,000)
                                                                           ----------    -----------      ---------    ----------
  Unrestricted Cash Balance End for Period                                 $  170,724    $   178,791      $   8,067    $  174,397
                                                                           ==========    ===========      =========    ==========
------------------------------------------------------------------------------------------------------------------------------------
                                                                            PROJECTED        ACTUAL        VARIANCE      PROJECTED
                                                                           ---------------------------------------------------------
* Quarterly Distribution                                                   $  750,000    $   650,000      $(100,000)   $  750,000
  Mailing Date                                                               11/15/95      (enclosed)         --          2/15/96
-----------------------------------------------------------------------------------------------------------------------------------
* Refer to distribution letter for detail of quarterly distribution.

  PROJECTIONS FOR                DIVALL INSURED INCOME PROPETIES 2 LP
DISCUSSION PURPOSES                     1995 PROPERTY SUMMARY
                                    AND RELATED ESTIMATED RECEIPTS

----------------------------------------------
 ORIGINAL EQUITY                  $46,280,300
 NET DISTRIBUTION OF CAPITAL
  SINCE INCEPTION                 $ 4,306,133
                                  -----------
 CURRENT EQUITY                   $41,974,167
----------------------------------------------

PORTFOLIO  (NOTE 1)

                                     -------------------------------   ---------------------------------------------
                                               REAL ESTATE                              EQUIPMENT
                                     -------------------------------   ---------------------------------------------
                                                  ANNUAL                 LEASE                 ANNUAL
---------------------------------                  BASE         %      EXPIRATION              LEASE        %*
CONCEPT          LOCATION               COST       RENT       YIELD       DATE       COST     RECEIPTS    RETURN
---------------------------------    -------------------------------   ---------------------------------------------
APPLEBEE'S       MEMPHIS, TN         1,077,375    143,040    13.28%
APPLEBEE'S       PORT ST.LUCIE, FL   1,346,719    178,800    13.28%

APPLEBEE'S       COLUMBUS, OH        1,059,465    135,780    12.82%    06/30/97      84,500     17,438    20.64%

BLOCKBUSTER      OGDEN, UT             646,425     84,672    13.10%

COUNTRY KIT.     CEDAR RAPIDS, IA      660,156          0     0.00%

DENNY'S          N. SMYRNA BCH, FL   1,025,830    133,380    13.00%
DENNY'S          DAYTONA, FL         1,029,844    136,800    13.28%

DENNY'S (2)(3)   PHOENIX, AZ           295,750     41,000    13.86%                 224,376          0     0.00%
DENNY'S (2)      PHOENIX, AZ           972,726     86,000     8.84%                 183,239          0     0.00%
DENNY'S (2)      PHOENIX, AZ           865,900    100,000    11.55%                 221,237          0     0.00%
DENNY'S          TWIN FALLS, ID        699,032     78,000    11.16%    04/30/99     190,000     37,860    19.93%
DENNY'S (2)(3)   PHOENIX, AZ           500,000     36,000     7.20%                  14,259          0     0.00%

HARDEE'S         S MILWAUKEE, WI       808,032    102,000    12.62%
HARDEE'S         DELEVAN, WI           718,250     90,540    12.61%    01/31/96 (4) 221,813     12,426     5.60%
HARDEE'S         HARTFORD, WI          686,563     86,100    12.54%
HARDEE'S         MILWAUKEE, WI       1,010,045    126,000    12.47%    03/31/96 (4) 260,000     20,964     8.06%
   "                  "                                                03/31/97 (4) 151,938      8,352     5.50%
HARDEE'S         OCONOMOWOC, WI        802,750    101,160    12.60%
HARDEE'S         W JORDAN, UT          617,907     77,880    12.60%
HARDEE'S         SANDY, UT             355,847     55,440    15.58%
HARDEE'S         FOND DU LAC, WI       849,767    105,960    12.47%    10/31/97 (4) 290,469     21,113     7.27%
HARDEE'S         MILWAUKEE, WI               0          0     0.00%    11/30/96     780,000    236,272    30.29%

HOOTER'S         R. HILLS, TX        1,246,719     95,000     7.62%

HOSTETTLER'S     DES MOINES, IA        845,000     55,584     6.58%                  52,813          0     0.00%

KFC              SANTA FE, NM          451,230     60,000    13.30%

MIAMI SUBS       PALM BEACH, FL        743,625     32,000     4.30%

Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.
     2: Rent is based on 12.5% of monthly sales. Rent projected for 1995 is based on 1994 sales levels.
     3: The Partnership entered into a long-term ground lease in which the Partnership is responsible for payment of rent. The annual base rent shown is net of the underlying ground lease rent.
     4: The lease was modified on April 4, 1992 with payments of interest only until April 1, 1995, at which time full principal and interest payments resumed.



















PORTFOLIO

                                    ----------------------------------   ------------------
                                                  TOTALS                        TOTAL %
                                    ----------------------------------     ON $41,974,167
---------------------------------                 ANNUAL                       EQUITY
COST             LOCATION               COST     RECEIPTS    RETURN             RAISE
---------------------------------   ----------------------------------   ------------------
APPLEBEE'S       MEMPHIS, TN        1,077,375    143,040    13.28%
APPLEBEE'S       PORT ST.LUCIE, FL  1,346,719    178,800    13.28%

APPLEBEE'S       COLUMBUS, OH       1,143,965    153,218    13.39%

BLOCKBUSTER      OGDEN, UT            646,425     84,672    13.10%

COUNTRY KIT.     CEDAR RAPIDS, IA     660,156          0     0.00%

DENNY'S          N. SMYRNA BCH, FL  1,025,830    133,380    13.00%
DENNY'S          DAYTONA, FL        1,029,844    136,800    13.28%

DENNY'S (2)(3)   PHOENIX, AZ          520,126     41,000     7.88%
DENNY'S (2)      PHOENIX, AZ        1,155,965     86,000     7.44%
DENNY'S (2)      PHOENIX, AZ        1,087,137    100,000     9.20%
DENNY'S          TWIN FALLS, ID       889,032    115,860    13.03%
DENNY'S (2)(3)   PHOENIX, AZ          514,259     36,000     7.00%

HARDEE'S         S MILWAUKEE, WI      808,032    102,000    12.62%
HARDEE'S         DELEVAN, WI          940,063    102,966    10.95%
HARDEE'S         HARTFORD, WI         686,563     86,100    12.54%
HARDEE'S         MILWAUKEE, WI      1,421,983    155,316    10.92%


HARDEE'S         OCONOMOWOC, WI       802,750    101,160    12.60%
HARDEE'S         W JORDAN, UT         617,907     77,880    12.60%
HARDEE'S         SANDY, UT            355,847     55,440    15.58%
HARDEE'S         FOND DU LAC, WI    1,140,236    127,073    11.14%
HARDEE'S         MILWAUKEE, WI        780,000    236,272    30.29%

HOOTER'S         R. HILLS, TX       1,246,719     95,000     7.62%

HOSTETTLER'S     DES MOINES, IA       897,813     55,584     6.19%

KFC              SANTA FE, NM         451,230     60,000    13.30%

MIAMI SUBS       PALM BEACH, FL       743,625     32,000     4.30%
                               Page 1 of 2

PROJECTIONS FOR                     DIVALL INSURED INCOME PROPERTIES 2 LP
DISCUSSION PURPOSES                     1995 PROPERTY SUMMARY
                                    AND RELATED ESTIMATED RECEIPTS

----------------------------------------------
 ORIGINAL EQUITY                  $46,280,300
 NET DISTRIBUTION OF CAPITAL
  SINCE INCEPTION                 $ 4,306,133
                                  -----------
 CURRENT EQUITY                   $41,974,167
----------------------------------------------

PORTFOLIO (Note 1)

                                     -------------------------------   ---------------------------------------------
                                               REAL ESTATE                              EQUIPMENT
                                     -------------------------------   ---------------------------------------------
                                                  ANNUAL                 LEASE                 ANNUAL
---------------------------------                  BASE         %      EXPIRATION              LEASE        %
CONCEPT          LOCATION               COST       RENT       YIELD       DATE       COST     RECEIPTS    RETURN
---------------------------------    -------------------------------   ---------------------------------------------
POPEYE'S         PARK FOREST, IL       580,938     77,280    13.30%
SUNRISE PS       PHOENIX, AZ         1,084,503    131,340    12.11%    12/31/96      79,219     16,373    20.67%
                                                                       06/30/97      19,013      3,930    20.67%
VILLAGE INN      GRAND FORKS, ND       739,375     84,000    11.36%    12/31/96     105,625     21,798    20.64%
WENDY'S          AIKEN, SC             633,750     90,480    14.28%
WENDY'S          CHARLESTON, SC        580,938     77,280    13.30%
WENDY'S          N. AUGUSTA, SC        660,156     87,780    13.30%
WENDY'S          AUGUSTA, GA           728,813     96,780    13.28%
WENDY'S          CHARLESTON, SC        596,781     76,920    12.89%
WENDY'S          AIKEN, SC             776,344     96,780    12.47%
WENDY'S          AUGUSTA, GA           649,594     86,160    13.26%
WENDY'S          CHARLESTON, SC        528,125     70,200    13.29%
WENDY'S          MT. PLEASANT, SC      580,938     77,280    13.30%
WENDY'S          MARTINEZ, GA          633,750     84,120    13.27%
HALLANDALE TAG   HALLANDALE, FL        792,188     30,000     3.79%
---------------------------------  --------------------------------   ---------------------------------------------

---------------------------------  --------------------------------   ---------------------------------------------
PORTFOLIO TOTALS (38 Properties)    28,881,150  3,307,536   11.45%                2,878,501    396,525    13.78%
---------------------------------  --------------------------------   ---------------------------------------------


OUTSTANDING DEBT
                                   --------------------------------             --------------------------------
                                        AMOUNT    ANNUAL    CURRENT                  AMOUNT    ANNUAL    CURRENT
---------------------------------        OWED      DEBT    INTEREST                   OWED      DEBT    INTEREST
MORTGAGED PROPERTIES                   9/30/95   SERVICE     RATE                   9/30/95   SERVICE     RATE
---------------------------------  --------------------------------             --------------------------------
DENNY'S          TWIN FALLS, ID                                                      87,254     48,219    9.80%
HARDEE'S         MILWAUKEE, WI                                                      241,976    236,272    9.75%
---------------------------------   -------------------------------              -------------------------------

---------------------------------   -------------------------------              -------------------------------
TOTAL OUTSTANDING DEBT                   --         --         --                   329,230    284,491      --
---------------------------------   -------------------------------              -------------------------------

---------------------------------   --------------------------------             --------------------------------
NET AFTER DEBT                      28,881,150  3,307,536   11.45%                2,549,271    112,034    4.39%
---------------------------------   --------------------------------             --------------------------------

Note: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.


PORTFOLIO

                                    ----------------------------------   ------------------
                                                  TOTALS                        TOTAL %
                                    ----------------------------------     ON $41,974,167
---------------------------------                  TOTAL                       EQUITY
CONCEPT          LOCATION              COST      RECEIPTS    RETURN             RAISE
---------------------------------   ----------------------------------   ------------------
POPEYE'S         PARK FOREST, IL       580,938     77,280    13.30%

SUNRISE PS       PHOENIX, AZ         1,182,735    151,642    12.82%

VILLAGE INN      GRAND FORKS, ND       845,000    105,798    12.52%

WENDY'S          AIKEN, SC             633,750     90,480    14.28%
WENDY'S          CHARLESTON, SC        580,938     77,280    13.30%
WENDY'S          N. AUGUSTA, SC        660,156     87,780    13.30%
WENDY'S          AUGUSTA, GA           728,813     96,780    13.28%
WENDY'S          CHARLESTON, SC        596,781     76,920    12.89%
WENDY'S          AIKEN, SC             776,344     96,780    12.47%
WENDY'S          AUGUSTA, GA           649,594     86,160    13.26%
WENDY'S          CHARLESTON, SC        528,125     70,200    13.29%
WENDY'S          MT. PLEASANT, SC      580,938     77,280    13.30%
WENDY'S          MARTINEZ, GA          633,750     84,120    13.27%

HALLANDALE TAG   HALLANDALE, FL        792,188     30,000     3.79%
---------------------------------  --------------------------------   ------------------

---------------------------------  --------------------------------   ------------------
PORTFOLIO TOTALS (38 Properties)    31,759,651  3,704,062   11.66%                 8.82%
---------------------------------  --------------------------------   ------------------


OUTSTANDING DEBT
                                   ------------------------
                                       AMOUNT     ANNUAL
---------------------------------       OWED       DEBT
MORTGAGED PROPERTIES                   9/30/95    SERVICE
---------------------------------  ------------------------
DENNY'S          TWIN FALLS, ID         87,254     48,219
HARDEE'S         MILWAUKEE, WI         241,976    236,272
-------------------------------    ------------------------

---------------------------------   -----------------------
TOTAL OUTSTANDING DEBT                 329,230    284,491
---------------------------------   -----------------------

---------------------------------   --------------------------------  ------------------
NET AFTER DEBT                      31,430,421  3,419,571    10.88%                8.15%
---------------------------------   --------------------------------  ------------------


                           BIOGRAPHICAL SUMMARY FOR
                               ALBERT H. ESCHEN

CURRENT POSITION: Dr. Eschen has been an optometrist for 46 years and currently shares the profession with one of his sons. Dr. Eschen is also employed by New York City's Department of Health.

EXPERIENCE: Prior business background and experience include partnerships or personal investments in Crown Nursing Home; Coronet Nursing Home; and Sands Hotel & Casino.

AFFILIATIONS: Dr. Eschen is presently a member of the American Optometry Association and is a member of the Board of Directors Illinois College
Alumni Association. Dr. Eschen was past-President of the Brooklyn Optometric Society and was the FIRST optometrist to be appointed to New York City's Department of Health.

PERSONAL: Dr. Eschen and his wife have residencies in Florida, New York, and Vermont. He has two children, one son is his partner in the profession of optometry and the other son was a Former Attorney General in Vermont who was recently appointed to the Department of Justice. Dr. Eschen graduated from Brooklyn College and Illinois College of Optometry. He received honorary degrees for Doctor of Ocular Science and Fellow International College of Ocular Science.

                           BIOGRAPHICAL SUMMARY FOR
                               D. TODD WITTHOEFT

CURRENT POSITION: Mr. Witthoeft currently serves as Vice-President at Calton & Associates, Inc., the fourth largest investment firm in Tampa, Florida. With over 400 clients, Mr. Witthoeft has been an investment broker for over ten (10) years including eight (8) years with Calton & Associates, Inc. Mr. Witthoeft is a Senior Options Principal and General Principal and was one of the original founders of this firm. Additionally, he oversees broker training and compliance.

EXPERIENCE: While at Calton & Associates, Inc., Mr. Witthoeft was an instructor at Daytona Beach Community College where he taught a personal financial planning course. He presently is teaching a similar course throughout the public library system.

Mr. Witthoeft also serves as part of the Calton & Associates, Inc. Due Diligence Committee. This committee reviews the structure of public and private limited partnerships prior to their offering to any client of Calton & Associates, Inc.

Mr. Witthoeft holds the following securities licenses: Options Principal, Licensed Life Insurance Agent - series 4; General Securities Representative - series 7; General Securities Principal - series 24; and State Agent - series 63.

AFFILIATIONS: Mr. Witthoeft is a member of the Tampa Rotary and serves as International Services Chairperson.

PERSONAL: Mr. Witthoeft currently resides in Land O'Lakes, Florida. He has a Bachelor of Science Degree from Illinois State University.

                           BIOGRAPHICAL SUMMARY FOR
                               GERHARD H. ZOLLER

CURRENT POSITION: Mr. Zoller currently is involved in special training projects at J.H. Findorff & Son, Inc., a leading construction firm in Wisconsin.
Mr. Zoller has worked for this company for 27 years.

EXPERIENCE: Mr. Zoller served as President for J.H. Findorff & Son, Inc. from 1979-1989 and then as Chairman of the Board from 1990-1993. Prior business background and experience include positions as Project Manager, Estimator and Chief Executive. Mr. Zoller has been actively managing personal investments for over 25 years including numerous real estate limited partnerships.

AFFILIATIONS:  Mr. Zoller is a member of the Rotary Club.

PERSONAL: Mr. Zoller and his wife reside in Poynette, Wisconsin. He received a Master's Degree in Civil Engineering and a Master's Degree in Business.